As filed with the Securities and Exchange Commission on September 2, 2020

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Aditx Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	2834	82-3204328
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

Aditx Therapeutics, Inc.

11161 Anderson Street

Suite 105-10014

Loma Linda, CA 92354

(909) 488-0844
(Address and telephone number of registrant’s principal executive offices)

Amro Albanna

Aditx Therapeutics, Inc.

Chief Executive Officer

11161 Anderson Street

Suite 105-10014

Loma Linda, CA 92354

(909) 488-0844
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard A. Friedman Alexander T. Yarbrough Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, NY 10112-0015 Telephone: (212) 653-8700 Facsimile: (212) 653-8701	Ralph V. De Martino Cavas S. Pavri Schiff Hardin LLP 901 K Street NW, Suite 700 Washington, DC 20001 Telephone: (202) 778-6400 Facsimile: (202) 778-6460

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for a registration statement pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same registration statement.  ☒ File No. 333-248491

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same registration statement.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same registration statement.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Maximum Aggregate Offering Price(1) (2)	Amount of Registration Fee
Common stock, par value $0.001 per share	$1,840,000	$238.83
Warrants to purchase common stock, par value $0.001 per share (3)
Shares of common stock issuable upon exercise of the Series A-1 Warrants	$1,840,000	$238.83
Shares of common stock issuable upon exercise of the Series B-1 Warrants	$1,840,000	$238.83
Series A Convertible Preferred Stock, par value $0.001 per share (5)
Shares of common stock underlying the Series A Convertible Preferred Stock
Underwriter’s warrants (3)
Common Stock underlying underwriter’s warrants (4)	$40,000	$5.19

Total	$5,560,000	$721.68

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	No separate registration fee is required pursuant to Rule 457(g) under the Securities Act.

(4)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. We have calculated the proposed maximum aggregate offering price of the common stock underlying the underwriter’s warrants by assuming that such warrants are exercisable at a price per share equal to 125% of the public offering price of the common stock in the units sold in this offering.

(5)	The maximum aggregate offering price of the common stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Series A Convertible Preferred Stock offered and sold in the offering.

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) of the Securities Act.

EXPLANATORY NOTE AND INCORPORATION OF

CERTAIN INFORMATION BY REFERENCE

This Registration Statement (the “Registration Statement”) is being filed with the Securities and Exchange Commission (the “Commission”) with respect to the registration of additional units of securities (the “Units”), as well the securities underlying such Units, of Aditx Therapeutics, Inc. (the “Registrant”), pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”). This Registration Statement incorporates by reference the contents of, including any amendments and exhibits thereto, the Registration Statement on Form S-1 (File No. 333-248491) (the “Prior Registration Statement”), which the Commission declared effective on September 1, 2020. This Registration Statement is being filed solely for the purpose of (i) increasing the shares of common stock, par value $0.001 per share (“Common Stock”), underlying the Units to be offered in the public offering by $1,840,000, which includes shares of Common Stock that may be sold pursuant to the underwriters’ option to purchase additional shares of Common Stock; (ii) increasing the number of Series A-1 warrants (the “Series A-1 Warrants”) to purchase shares of our Common Stock underlying the Units to be offered in the public offering by $1,840,000, which includes Series A-1 Warrants that may be sold pursuant to the underwriters’ option to purchase additional Series A-1 Warrants; (iii) increasing the number of Series B-1 warrants (the “Series B-1 Warrants”) to purchase shares of our Common Stock underlying the Units to be offered in the public offering by $1,840,000, which includes Series B-1 Warrants that may be sold pursuant to the underwriters’ option to purchase Series B-1 Warrants; and (iv) increasing the number of Common Stock underlying Underwriters’ warrants to purchase shares of our Common Stock by $40,000.

The additional Securities that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement.

The required opinion and consents are listed on the Exhibit Index attached hereto and filed herewith.

EXHIBIT INDEX

Number	Description

5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP

23.1	Consent of dbbmckennon

23.2	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1)

24.1*	Power of Attorney

*	Previously filed on the signature page to the Registrant’s Registration Statement on Form S-1 (File No. 333-248491), originally filed with the Securities and Exchange Commission on August 28, 2020 and incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Loma Linda, State of California, on the 2nd day of September, 2020.

Aditx Therapeutics, Inc.

By:	/s/ Amro Albanna
Name: Amro Albanna
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this Registration Statement below.

Signature	Title	Date

/s/ Amro Albanna	Chief Executive Officer, President and Director	September 2, 2020
Amro Albanna	(Principal Executive Officer)

*	Chief Financial Officer	September 2, 2020
Corinne Pankovcin	(Principal Financial and Accounting Officer)

*	Director	September 2, 2020
Laura E. Anthony

*	Director	September 2, 2020
Brian Brady

*	Director	September 2, 2020
Namvar Kiaie

*	Director	September 2, 2020
Jeffrey W. Runge, M.D.

*	Chief Innovation Officer and Director	September 2, 2020
Shahrokh Shabahang

* By:	/s/ Amro Albanna
Amro Albanna, Attorney-in-fact

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